Exhibit 10.14

Form of Indemnity Agreement

This Indemnity Agreement, dated as of                     , 200_, is entered into by and between Global Crossing Limited, a corporation organized under the laws of Bermuda (the “Company”), and the undersigned individual (the “Indemnified Person”).

Preliminary Statement

A.	On the date hereof, the Indemnified Person is a member of the Board of Directors of the Company, an alternate member of a Director on the Board of Directors of the Company, an officer of the Company and/or a member of a committee constituted by the Board of Directors of the Company (whether or not a member of the Board of Directors of the Company or an officer of the Company) (the Indemnified Person in such capacity now or at any time in the future is referred to herein as a “Member”).

B.	The Company is willing to indemnify the Indemnified Person, as specified herein, for personal liabilities arising from or in connection with his acting as a Member.

In consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnified Person and the Company agree as follows:

Agreement

1.	The Indemnified Person accepts his appointment as a Member and, to the extent consistent with applicable law, will take action as a Member in accordance with the Bye-Laws of the Company, the terms of reference applicable to any committee of the Board of Directors on which the Member serves, the Company’s network security agreement, if applicable to the Member, and in accordance with any other guidelines as may be established by the Board of Directors from time to time.

2.	The Company hereby agrees to indemnify, release and hold harmless the Indemnified Person out of the funds of the Company to the fullest extent permitted by Bermuda law against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by the Indemnified Person arising from or in connection with his acting as a Member, provided always that the indemnity contained in this Indemnity Agreement shall not extend to any matter which would render it void pursuant to the Bermuda Companies Act 1981, as amended.

3.	(a) The Company hereby agrees that the Indemnified Person shall be indemnified out of the funds of the Company against all liabilities arising from or in connection with his acting as a Member incurred by the Indemnified Person in defending any proceedings, whether civil or criminal, in which judgment is given in the Indemnified Person’s favour, or in which the Indemnified Person is acquitted, or in connection with any application under the Bermuda Companies Acts in which relief from liability is granted to the Indemnified Person by the court.

(b) The Company hereby agrees that, to the extent that the Indemnified Person is entitled to claim an indemnity pursuant to this Indemnity Agreement in respect of amounts paid or discharged by the Indemnified Person, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

4.	Subject to the Bermuda Companies Act, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to this Indemnity Agreement shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to this Indemnity Agreement, provided that no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Indemnified Person would be proper in the circumstances because the Indemnified Person has met the standard of conduct which would entitle the Indemnified Person to the indemnification thereby provided and provided that such determination is made by:

(a)	the Board of Directors of the Company, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed;

(b)	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

(c)	by a majority vote of the shareholders of the Company.

5.	The Company hereby represents to the Indemnified Person that it maintains a policy of directors’ and officers’ liability insurance having the scope of coverage described in Exhibit A and that the Indemnified Person is covered thereunder. The Company reserves the right to make changes to this coverage from time to time (including, without limitation, changing the insurance company), but will promptly notify the Indemnified Person if any such change materially reduces the level of coverage available to the Indemnified Person or results in an increase in the portion of any claim by the Indemnified Person that is not covered by such policy.

6.	The indemnification rights of the Indemnified Person under this Indemnity Agreement are in addition to, and not exclusive of, any other contractual, legal or other rights to indemnification that the Indemnified Person may have, including, without limitation, the indemnification rights afforded by the Company’s Bye-Laws.

7.	This Agreement shall be governed by the laws of Bermuda.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Indemnity Agreement as of the date first set forth above.

GLOBAL CROSSING LIMITED

By:
Name:
Title:

INDEMNIFIED PERSON

Name:

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